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                                                                    EXHIBIT 23.2


                       CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the captions "Summary Historical Combined Financial Information," "Selected Historical Combined Financial Data" and "Experts" in the Registration Statement (Form S-4 Amendment No. 2) and related prospectus of Cluett American Corp., formerly Bidermann Industries Corp., for the registration of $112,000,000 10 1/8% Senior Subordinated Notes Due 2008 and $50,000,000 12 1/2% Senior Exchangeable Preferred Stock Due 2010 and to the inclusion of our report dated March 19, 1998 (except for Note 20, as to which the date is April 10, 1998) with respect to the combined financial statements of Bidermann Industries Corp. and Affiliates for the year ended December 31, 1997.


                                            /s/ Ernst & Young LLP


Atlanta, Georgia
October 14, 1998